UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2010
NRG ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)
211 Carnegie Center, Princeton, New Jersey 08540
(Address of principal executive offices, including zip code)
(609) 524-4500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreements.
     On June 30, 2010, NRG Energy, Inc. (“NRG”) completed an amendment and extension (the “Amendment”) of its senior secured credit facility (the “Senior Credit Facility”). NRG’s Senior Credit Facility is comprised of a term loan facility (the “Term Loan”), a synthetic letter of credit facility (the “Synthetic LC Facility”) and a revolving credit facility (the “Revolving Credit Facility”). As a result of the Amendment, NRG extended the maturity date for approximately $1,000 million of the $1,976 million outstanding Term Loan to August 31, 2015 and the remaining amount is due on the original maturity date of February 1, 2013. In addition, the maturity date of the new $875 million Revolving Credit Facility will be August 31, 2015. Finally, the existing Synthetic LC Facility was converted into a Term Loan backed LC Facility (on an “on-balance sheet” basis), which term loans in an amount of $800 million will mature on August 31, 2015 with $500 maturing on the original maturity date of February 1, 2013.
     In connection with the Amendment, NRG formed a wholly-owned, bankruptcy remote entity (“NRG LC”) that entered into two separate Letter of Credit and Reimbursement Agreements which agreements providing for the issuance of Term Loan backed LC’s in an amount of up to $1.3 billion.
     The pricing of the Revolving Credit Facility is LIBOR (the “Adjusted LIBO Rate”) + 325 basis points, subject to reductions available upon the achievement of certain financial ratios.
     The pricing of the extended portion of the Term Loan and the extended portion of the Synthetic LC Facility is the Adjusted LIBO Rate + 325 basis points. The non-extended portion of the Term Loan and Synthetic LC Facility will maintain their original pricing.
     The Amendment also changed certain other terms of the Senior Credit Facility, including amendments that:
•	permit the incurrence of future secured loans and notes, the proceeds of which are used to refinance the Senior Credit Facility at par;

•	expand the “Available Amount” basket that can be used for investments, dividends, debt repayment and additional capital expenditures, including by:
•	refreshing the initial baseline amount of such basket as of June 30, 2010;

•	increasing such basket by all assets received after June 30, 2010 from Minority Investments, Excluded Subsidiaries or Unrestricted Subsidiaries at their Fair Market Value when received; and

•	increasing such basket by the accrued “Available Amount” existing as of June 30, 2010.
•	permit $500 million of secured or unsecured tax-exempt bonds maturing outside the Senior Credit Facility, provided that amounts issued in excess of $500 million at any time outstanding will trigger a mandatory prepayment of Term Loans and/or Credit-Linked Deposits equal to the net cash proceeds of such issuance;

•	refresh the general investments basket as of June 30, 2010; and

•	remove center generating facilities from the definition of Core Collateral to allow more flexibility in NRG’s repowering development.
     Copies of the Amendment and the Letter of Credit and Reimbursement Agreements are attached as Exhibit 10.1 and Exhibit 10.2(a) and Exhibit 10.2(b) respectively to this Current Report on Form 8-K. The description of the material terms of the Amendment and the Letter of Credit and Reimbursement Agreement are qualified in its entirety by reference to such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant
     The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Amendment and the Letter of Credit and Reimbursement Agreement are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement, dated as of June 30, 2010.

10.2(a)	Letter of Credit and Reimbursement Agreement, dated as of June 30, 2010.

10.2(b)	Letter of Credit and Reimbursement Agreement, dated as of June 30, 2010.

99.1	NRG press release dated June 30, 2010 announcing the execution of the Amendment and Letter of Credit and Reimbursement Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG ENERGY, INC.
/s/ Michael Bramnick
Date: July 1, 2010	Name:	Michael Bramnick
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement, dated as of June 30, 2010.

10.2(a)	Letter of Credit and Reimbursement Agreement, dated as of June 30, 2010.

10.2(b)	Letter of Credit and Reimbursement Agreement, dated as of June 30, 2010.

99.1	NRG press release dated June 30, 2010 announcing the execution of the Amendment and Letter of Credit and Reimbursement Agreement.